Exhibit 99.2

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EDITED TRANSCRIPT

SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

EVENT DATE/TIME: AUGUST 26, 2014 / 03:00PM GMT

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Sanderson Sanderson Farms, Inc. - CEO and Chairman

Mike Cockrell Sanderson Farms, Inc. - Treasurer and CFO

Lampkin Butts Sanderson Farms, Inc. - President and COO

CONFERENCE CALL PARTICIPANTS

Michael Piken Cleveland Research Company - Analyst

Farha Aslam Stephens Inc. - Analyst

Francesco Pellegrino Sidoti & Company - Analyst

Ken Goldman JPMorgan - Analyst

Brett Hundley BB&T Capital Markets - Analyst

Adam Samuelson Goldman Sachs - Analyst

Akshay Jagdale KeyBanc Capital Markets - Analyst

Andrew O’Conor Bank of Montreal - Analyst

Ken Zaslow Bank of Montreal - Analyst

Jeremy Scott CLSA Americas, LLC - Analyst

PRESENTATION

Operator

Good day, and welcome to the Sanderson Farms third-quarter fiscal 2014 conference call. Today’s call is being recorded. At this time, I would like to turn the call over to Mr. Joe Sanderson, Chairman and Chief Executive Officer. Please go ahead, sir.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you. Good morning, and welcome to Sanderson Farms’ third-quarter conference call. Lampkin Butts and Mike Cockrell are with me this morning.

We reported net income for our third fiscal quarter of $76.1 million, or $3.30 per share. This compares to net income of $67.9 million, or $2.95 per share, during last year’s third quarter. Results for our third fiscal quarter include approximately $17.5 million net of income taxes and expenses related to our bonus compensation plan and ESOP, or $0.76 per share. In addition, the quarter was negatively impacted by approximately $0.51 per share net of income taxes as a result of lower-than-expected volume processed at our plants. Mike and Lampkin will discuss these two items — matters in more detail in a moment.

I will begin this morning’s call with a few general comments before turning the call over to Lampkin and Mike. Before making any further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the Company. Examples of forward-looking statements include statements about our beliefs of future grain and fresh chicken prices, consumer demand, production levels, the supply of fresh chicken products and economic conditions, and our expansion plans. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our annual report on Form 10-K for our fiscal year ended October 31, 2013 as well as subsequent quarterly reports on Forms 10-Q filed with the SEC. Our third-quarter Form 10-Q was filed this morning.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

You are cautioned not to place undue reliance on forward-looking statements made this morning, and each statement only speaks as of today. We undertake no obligation to update or to revise forward-looking statements. External factors affecting our business such as feed grain costs, market prices for poultry meat, and the overall health of the economy, among others, remain volatile, and our view this morning might be different from our view a few days from now.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Thank you, Mike. Our results reflect continued strong market conditions during our third fiscal quarter, including lower grain costs compared to last year’s third quarter. The higher market prices for fresh chicken during the quarter compared to last year’s third quarter were driven in part by continued record high Georgia Dock over prices and higher prices for boneless breast meat. These increases were fueled by steady demand for chicken in the retail grocery store market and continued good white meat demand at food service. Food service demand and market prices for boneless breast meat peaked below the $2.12 level achieved in May of 2013 but remained above $2.00 per pound longer than last year.

Grain costs were lower during our third fiscal quarter and the first nine months of the year compared to last fiscal year, and it appears this year’s grain crop will meet expectations, meaning we should enjoy a tailwind from lower grain costs in fiscal 2015 as well. Based on what we have priced to date, and assuming we have priced our remaining needs through the end of the fiscal year at yesterday’s closing prices on the Chicago Board of Trade, our cash costs for feed grain purchased would be approximately $199.6 million lower this fiscal year than last year. Our cash cost for our fourth fiscal quarter would be $50 million lower than last year’s fourth quarter, and these lower costs will translate into approximately $0.03 lower grain cost per pound of chicken processed once fully priced into our flocks. We have priced our corn needs through August and our soybean meal needs through September, but we will be on the market as we head through the rest of the quarter in the heart of the harvest season.

In addition to these lower costs, a good harvest of this year’s crop could extend the lower cost into fiscal 2015. While the crop is certainly not yet in the bin, and we have priced none of our fiscal 2015 needs at this time, had we priced all of our fiscal 2015 needs at yesterday’s close, our cash grain cost during fiscal 2015 would be $50 million lower than this fiscal year. And that number is net of the additional volume we will need to purchase to feed the additional chickens we will have on the ground in Palestine. That would translate into $0.038 per pound lower feed costs in fiscal 2015 compared to our estimated cost for fiscal 2014.

As Lampkin will discuss in a moment, our third quarter was negatively impacted by lower-than-expected Hatch rates at our hatcheries, and lower-than-target live weights of chickens processed. I said in May that we had done a poor job managing the male breeder we used, and that caused our hatch rate to drop. As a result, we processed 4.7 million fewer head of chickens during the quarter than we projected on the May call. All totaled, we processed 45 million fewer than expected pounds, and we estimate that the reduced volume cost us $0.51 per share net of income taxes. I do expect our live weights to move higher during our fourth quarter, and we have moved our head process back to full capacity this week.

I am pleased with our progress in Palestine. Construction is on schedule, and we continue to target the first calendar quarter of 2015 to begin processing chickens at the new facilities. The Palestine big bird deboning plant represents over 15% more production for the Company and will create opportunities for employees, customers, and, most importantly, our shareholders.

At this point, I’ll turn the call over to Lampkin for a more detailed discussion of the market and our operations during the quarter.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Thank you, Joe, and good morning, everyone. Overall market prices for poultry products were higher during the quarter when compared to our third quarter last year. The Georgia Dock Holberg price during our third quarter averaged $1.11 per pound compared to $1.05 per pound average during last year’s third quarter. The Georgia Dock price for this week is $1.1275 per pound, which compares to $1.065 per pound for the same week last year. The Georgia Dock price continues to reflect good demand for chicken in the retail grocery stores.

Bulk leg quarter prices were down slightly for the quarter compared to last year’s third quarter, decreasing 3.7%, but still reflects relatively good export demand. Through the first half of the calendar year, overall industry exports of chicken parts were up 1.2% compared to the same period last year and were down 3.6% in value. [Quality] bulk leg quarter prices averaged $0.4927 per pound during our third quarter this year compared to $0.5114 cents per pound during last year’s third quarter. [Ernaberry] bulk leg quarters are currently quoted at $0.44 per pound.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Let me mention a thing or two about Russia. We do not expect the recent ban by Russia of United States chicken imports to materially affect our Company. Unlike at (technical difficulty) of previous bans by Russia, the Russian market accounts for less than 7% of the industry’s total export markets, and we believe the industry and our Company can find alternative markets for product otherwise sold to Russian customers. That is especially true now at a time when chicken is enjoying good demand worldwide, and the inventory of frozen leg quarters is near an all-time low. We expect dark meat prices to soften a bit until alternate markets are found, but worldwide demand for chicken is good.

While below last year’s third quarter, prices for jumbo wings improved during our third quarter. Jumbo wings averaged $1.14 per pound, down 10.9% from the average of $1.28 during last year’s third quarter. The Ernaberry quote is currently $1.34 per pound. Boneless breast prices were higher during our third quarter, increasing by 2% when compared to the third quarter a year ago. This year’s third quarter average Ernaberry price of $1.98 per pound compares to an average of $1.94 during last year’s third quarter. Today, the Ernaberry quoted market for boneless breast is $1.87 per pound.

The overall result of these market price changes was a slight increase of less than $0.01 per pound in our average sales price per pound of poultry products sold when compared to last year’s third quarter. While our average sales price for poultry products increased slightly, we also enjoyed $0.04 1/3 per pound advantage from lower grain prices. Our average feed cost per pound processed during the third quarter was $0.361 per pound, down from $0.405 per pound during last year’s third quarter.

We sold 780.6 million pounds of poultry during our third fiscal quarter, a 1.3% increase from the 770.8 million pounds sold during last year’s third quarter. We processed 770.4 million pounds of dressed poultry during the quarter, down 1.2% from the 779.9 million pounds we processed during last year’s third quarter. Processed pounds were lower during the quarter compared to last year and were approximately 44.7 million below our previous estimate as we processed fewer heads than expected during the quarter, and our live weights were lower than expected.

For the first nine months of the year, we sold 2.27 billion pounds of poultry products compared to 2.21 billion for the same period last year and processed 2.26 billion pounds this year compared to 2.22 billion pounds last year. We expect pounds processed during our fourth fiscal quarter to be approximately 806 million pounds, down compared to the same quarter last year by 2.2%. We now expect to process 3.07 billion pounds this year, an increase of approximately 1% compared to the 3.04 billion pounds processed during fiscal 2013.

We sold 21.7 million pounds of prepared chicken products at our foods division during the quarter, up from 13.4 million pounds last year. Our average sales price at foods increased 5.5%. Profitability at foods has improved, and we will benefit during the fourth quarter from the higher volume than a year ago, but our raw material price will affect higher chicken cost.

At this point, I’ll turn the call over to Mike.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you, Lampkin. Net sales for the quarter totaled $768.4 million, and that’s up 3.98% from $739 million during the same quarter last year. The increase was the result of slightly higher poultry sales volume, substantially higher food sales volume, a slight increase in our average sales price for poultry products, and higher food sales prices.

Our cost of sales for the three months ended July 31, 2014 as compared to the same three months a year ago increased less than 1%. Our lower feed costs were offset by the slight increase in pounds of poultry products sold in the third quarter this year compared to last year. Feed costs and flocks processed decreased $0.044 compared to last year’s third quarter, and feed costs accounted for 49.5% of our cost of poultry products sold during the quarter. By comparison, feed costs accounted for 54.5% of our cost of poultry sold during last year’s third quarter.

SG&A expenses for the third fiscal quarter of 2014 were $45.7 million, and that compares to $29.5 million for the same quarter last year. Year-to-date SG&A expenses included $11 million approved for an ESOP contribution, and that compares to $5.5 million accrued through the first nine months of last year. We expect to accrue approximately $4.1 million additional for the ESOP during our fourth fiscal quarter.

And I want to spend a minute to remind everyone about the bonus award program that the Company has, the details of which can be found in the Company’s current report on a Form 8-K dated February 13, 2014. And it benefits most all of the salary employees of the Company, and they can earn up to 25% of their salary as a bonus if the earnings-per-share targets set out in the program are reached. And certain managers can earn actually a slightly higher percentage.

The plan’s maximum award of 25% of salary will be earned if the top EPS target of $6.87 per share is reached. All earnings-per-share targets are calculated net of any bonus award program. If the top target is met, the bonus award program will cost approximately $23.6 million. Approximately $9 million of that would be booked as SG&A expenses, and approximately $14.6 million would be booked to cost of goods sold. We are currently on track to earn the top bonus, so we begin accruing for that eventuality during the third fiscal quarter. SG&A expenses for the quarter included a $5.9 million accrual for a possible payout under the bonus award program, and our cost of goods sold includes a $9.6 million accrual for the program.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Accruals during our fourth fiscal quarter will be materially lower than during our third quarter because GAAP requires us to accrue approximately 2/3 of the total to catch up on that accrual during the third quarter. If we remain on target to earn the full award, cost of goods sold will include a $5 million accrual during Q4 versus the $9.6 million accrued in Q3, and SG&A expenses will include a $3 million accrual versus the $5.9 million accrued in Q3.

The Company’s effective tax rate for the quarter was 34%, and for the balance of the year we expect the rate to be 34.3%. At the end of our fiscal quarter, our balance sheet reflected stockholders equity of $822.6 million and net working capital of $329.3 million. Our current ratio was 2.8 to 1, total debt was $20 million, and our debt-to-cap ratio was 2.4% at July 31. We spent $113.4 million on CapEx through the third quarter, which includes $57 million in Palestine. We now have approximately — we now have approved approximately $178 million for CapEx for the full year, of which $109.7 million is approved for the Palestine complex. Our depreciation was $46.6 million year to date, and we now expect just over $62 million for the year. We also declared $13.8 million in dividends in the first three quarters of the year, and in July we paid $9.7 million to terminate an aircraft capital lease early, and we were able to remove that obligation from the balance sheet.

As of today, only approximately $13.8 million in letters of credit are outstanding on our $600 million committed revolver.

Before opening up the calls for questions, I would like to remind everyone that the Company will host an investor conference in New Orleans at the Hotel Monteleone on Thursday morning, October 16, 2014. We’ll host dinner at the Acme Oyster House the night before on Wednesday night, October 15, and then the conference will start at 7:30 on Thursday morning. And we promise to have everybody out by noon on Thursday. We hope many of you will join us in New Orleans. The registration information is posted on the investor relations page of our website.

And, Ann, that concludes our prepared remarks this morning, and you can now open up the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Michael Piken, Cleveland Research.

Michael Piken - Cleveland Research Company - Analyst

Just a couple questions on your outlook. As we think about next quarter, I guess would it be fair to assume that the feed costs are going to be potentially lower? You’re going to have lower ESOP contributions. And obviously nobody knows where pricing is going to be, but your volumes should recover. So I guess as we think about the sequential pattern of 3Q to 4Q, would it be fair to assume that 4Q may be stronger than 3Q? Thanks.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We believe — I don’t have a forecast in front of me, but we believe that we are going to have more volume in the fourth quarter. We believe feed costs will be lower. And I certainly believe we will have an opportunity — not knowing the market, the grain’s not in the bin, but this has been a perfect growing year. I’ve never seen one like this. I’ve never seen it cool and wet. And it’s not over, but it’s almost over. I think our Company’s going to have an opportunity to post a very strong fourth quarter if we do our job.

Michael Piken - Cleveland Research Company - Analyst

Okay, great. Just flipping over to the feed costs a little bit more, at least in 3Q your cost for soybean meal came in a little bit higher than what I had modeled. Was that due primarily to basis? And it sounds like you have that hedged at least through the harvest period. Would that be a fair way to assess that? Thanks.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Our basis in June, July, August, September is very high. And — on meal, soy meal. And I hope — we have not bought anything past September. The Board has just gone crazy in August, September. We are looking for some relief in October. But our meal, basis, and board for those four months was high. We were buying on the market. We didn’t forward-buy any of it, but it was high.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Michael Piken —Cleveland Research Company—Analyst

Okay, great. And then finally, the last question, I guess there’s been a lot of talk about expansion and when the industry may start to see an increase in the pullets. What is your expectations for your fiscal 2015 in terms of how much the industry is going to grow on total percentage of pounds, and how much of that would be coming from weights versus number of birds? Thanks.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

We talked with our breeder yesterday, and as I said in May, they still expect 2% to 3% increase. They don’t see any more than that, and I agree with that. If you will look at — as a result of the pullet placements, that would take — if you utilize the hens — the hen numbers — project out the hen numbers from pullet placements, that would take you to a flock of about 61 million — (inaudible) placements.

And if you will — if there’s normal utilization of that hen flock from those pullets, you would be running 205 million, 206 million eggs. However, if you push those hens like they are doing right now and hold them over to older ages, you could get 210 million eggs out of them. So it depends on what the pricing environment is and what the margins are like. If they hold the hens over, you can get up to 210 million eggs, 211 million eggs. If the margins are normal margins, you might not see that. You might see 206 million, 207 million eggs. But I don’t think you’re going to see a jump in pullet placements of more than 2% to 3%.

Operator

Farha Aslam, Stephens.

Farha Aslam —Stephens Inc.—Analyst

Just a little more detail on the volume in the quarter. It was about 5.5% short of your previous expectation. Could you just break down that shortfall? How much was it related to the hatch issue, and how much was it due to birds not gaining weight as much as anticipated?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

It was 75% of it was head count, at least. I don’t have that broken out, but it was primarily head count, hatchability. It was worse than we thought it was going to be. It didn’t recover as fast as we thought it would. We had — I guess on the conference call in May, we had two of eight divisions at 85%. When I was home in July we were one; now we have three. And they are all coming back now. We are up 2% in corporate hatch from where we were. But in July, we were 1% lower than in May. And most of it was head count. We never did get to nine pounds. As soon as we got to summertime, we — and right now, they are lighter than they were in July — 2/3 head count, 1/3 weight. And that’s based off a nine-pound bird.

Unidentified Company Representative

From what we — that’s based on what we targeted in that year.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Yes, yes. And we won’t get to a nine-pound bird until October.

Farha Aslam —Stephens Inc.—Analyst

The weight issue, was it just a factor of weather? (multiple speakers)

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

That’s just summertime in the South.

Farha Aslam —Stephens Inc.—Analyst

Okay. (Multiple speakers) —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Go ahead, Farha. Sorry.

Farha Aslam —Stephens Inc.—Analyst

Okay. Sure. Just continuing on the hatch issue, what percentage of the industry is using this particular rooster, and how much do you think this is impacting industry supply? And do you think this is going to be an issue that is solved by the start of the year, kind of in that timeframe?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Yes. It’s just like in our Company. Three of our divisions are managing this male well, and there are other people out there that are managing this male well. But it is — and there are other males out there that if you overfeed them, they do the same thing: they cannot perform; they cannot mate. So it’s not — I mean, this male is more difficult to care for and to manage, but there is another male out there that has the same situation: very difficult to manage. If you overfeed them a little bit, they are done. So it’s not — this is not the only male that is difficult to manage.

But this male represents about 25% to 28% of the industry right now. The new male is going — that we have — that we are replacing it with is going to represent higher percentage, I believe. We actually have this new male — I had told some people when I was in New York a couple or three weeks ago it was going to be September before we had it in Mississippi. We actually got it in Mississippi the last week of July. But we have the new male on the ground everywhere. And our breeder supplier was able to come up with it 1.5 months earlier for us. And it’s just going to be a much more forgiving and a little bit easier-to-raise bird.

Farha Aslam —Stephens Inc.—Analyst

And so how much do you think this male issue has impacted industry production for 2014?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Well, the hatch is off about 2%, and this male represents 25% of the industry, so that’s 0.5% production. So it’s not that big a deal.

Farha Aslam —Stephens Inc.—Analyst

Okay. And then (multiple speakers) —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

The rest of the industry is off a little bit because they are holding hens longer. So the rest of the industry is off 1% because of the productivity of the males and the females because they are holding them longer.

Farha Aslam —Stephens Inc.—Analyst

Okay. So you would say about 1.5% production impact for the industry because of this older flock, and then 0.5% due to this restoration.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Yes.

Farha Aslam —Stephens Inc.—Analyst

So going into next year, into 2015, how is — will this 0.5% rooster issue be solved for the entire industry?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Yes.

Farha Aslam —Stephens Inc.—Analyst

Okay. And then how about the older flock issues?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Well, I think that depends on the margins. What I said a while ago, if people — the breeder flock we’re going to see, if they use them like they always do, like we will do, and they sell them at 64, 65 days — weeks of age, then I think the hatchability will be restored. But if they try to hold them longer — and if the pullet placements are up 2%, 3%, they probably don’t need to hold them as long. So I think the hatchability will be restored. So I don’t think you’ll have a problem with hatch anymore.

Farha Aslam —Stephens Inc.—Analyst

Okay. And then my final question is for Sanderson Farms specific. In your fiscal 2015 year, what volume are you expecting in terms of pounds processed?

Unidentified Company Representative

There it is right there. For 2015, 3.4 billion pounds — 3.357.

Farha Aslam —Stephens Inc.—Analyst

Great. Thank you very much.

Operator

Francesco Pellegrino, Sidoti and Company.

Francesco Pellegrino —Sidoti & Company—Analyst

Thanks for taking my question. Going forward, if a similar rooster infertility issue were to develop, what would you guys do differently? If something maybe like identifying the problem sooner, placing the rooster quicker, combination of the both, what do you guys basically learn from this process?

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Well, we did something that — they were trying to do better. And they followed the instructions of the breeder and fed the rooster like the breeder recommended. Now, what was wrong with that was they should’ve tested it. Every time we make a change, we test it. And they should’ve tested it on a couple of farms to see what happened, or they should have tested it in one division instead of changing it. And we were running 85% hatch in every division, and what they — once you do it, you can’t undo it. It’s over and done. You can’t undo it. You’ve just got to work your way through it. And there’s nothing to do. Once that rooster gets overweight, it’s over and done. You cannot — you are done for six months. And you can’t — what we learned is not to do that again.

Francesco Pellegrino —Sidoti & Company—Analyst

Joe, you just elaborated that further testing should’ve been done on this male rooster; I believe it’s the rock rooster. With that being said, is the Company considering any litigation issues going forward against the supplier in terms of recuperating expenses?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Absolutely not. It wasn’t their fault. It was our fault. That is a great male they have. And Ross and Aviagen are great suppliers to us. We think they are the best there is. And for the business we’re in, for trade-back and big bird deboning, they are the very best. And they have been good for us ever since I have been here. They are the best. I switched to them a long time ago. And what happened to that is we did that to ourselves. And absolutely not; had nothing to do with Ross, this was Sanderson Farms.

Francesco Pellegrino —Sidoti & Company—Analyst

So when you said that further testing should’ve been done, you are saying further testing should’ve been done internally at Sanderson (multiple speakers).

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Yes. We should. If we want to change our feeding program to do — we thought it would do better, we should’ve done it on two farm and gone out and tried in on two farms and see what happened instead of doing it through the whole Company. That’s what we do with everything we do. We test it before we — you know. And we didn’t do that.

Francesco Pellegrino —Sidoti & Company—Analyst

No, okay. Perfect. Thank you for the clarity. And the last thing I guess before I get back in the queue. Was the turnover that you’re going to be having toward this new male rooster — I know the you tend to amortize your breeder flock; I think it’s over a nine-month period. What type of expenses are we looking for during the fourth quarter in terms of maybe some sort of impairment expense against the breeder, whether it’s (multiple speakers) —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

None. Zero. (Multiple speakers) It would be zero. These new males will come into production — I’ve got a schedule. We are going to be using — the males we have will just go out of production as they get to 65 weeks old, and the new males would come in as they get to be 25 weeks old. And that will start in October, November, December and January. Mississippi is the last — Mississippi and Kinston are the last ones, and they go into production in January.

Francesco Pellegrino —Sidoti & Company—Analyst

All right. So no abnormal expenses in regards to the conversion to the new breeder.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

No, no. None whatsoever.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Francesco Pellegrino —Sidoti & Company—Analyst

All right. Thanks again, guys.

Operator

Ken Goldman, JPMorgan.

Ken Goldman —JPMorgan—Analyst

And let me just say I am already salivating at the prospect of joining you at the Acme Oyster Bar. That place is fantastic.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

We look forward to it, and welcome back. I am too.

Ken Goldman —JPMorgan—Analyst

Thank you. A couple questions. And to build a little bit on some of the questions that were asked earlier including Farha’s, Joe, I know you don’t like to speculate, but I’m going to try anyway. If there were had been no genetic issues in the breeder flock, hypothetically no avian flu in Mexico, normal pullet flock — or normal age, rather, what would your best guess be for how many eggs would be set these days? Because some of the numbers you threw out for next year, they just seem a little light given some of the margins we are seeing right now. Or maybe you are saying it’s 2% to 3% increased breeder flock versus meat production. I just want to make sure I understood those numbers and kind of see where you think things would’ve been in a more normal environment.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Here’s what I think — here’s my idea. The industry set 206 million eggs a day right now, and they are not going to let up. So we are going to get to November, and I think that’s going to be too many chickens. And if you go back and look at last November-December, I think boneless breasts went down to $1.30 a pound or —

Unidentified Company Representative

$1.33.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

$1.33. So if that happens, my guess is we’re going to get to January and they’re going to see $1.33. I think everybody would be profitable, but they’re not going to be as profitable as they are right now. So I don’t know that you’re going to see 210 million eggs set in January at $1.33 boneless. And let’s say leg quarters are at 40 by then, or 38 or whatever. So I don’t think they’re going to put the pedal to the metal, necessarily, in January.

And I don’t know — I can’t — if we get PED virus again, and beef is going to be high regardless, that if PED virus starts spreading around again, and we are at 206 million eggs, then you might see them pushing that breeder flock. And that way I think you could get up to 210 million eggs start showing up. But to do that, they’re really going to have to push that breeder flock. They’re going to have to hold them like they are doing right now. And we won’t have to do that. We are going to have the hens to do it; we’re going to have the eggs. And by that time, we will have our normal hatch back, and we’re going to have plenty of eggs in our hatch. And we won’t have to do ours, but the industry will have to hold — I believe will have to hold hens to get up to a big egg number.

Ken Goldman —JPMorgan—Analyst

That makes sense. Let me just ask a follow-up if I can, which —

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

You bet.

Ken Goldman —JPMorgan—Analyst

Just having covered this industry for a little while now, what you’re describing is a rational process. But what we are seeing over time is that even though a little bit of game theory here, the industry should be rational, sometimes certain players within the industry don’t necessarily play nicely in the sandbox. Right? They are trying to maximize short-term profit.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

I’m not suggesting that. I think the industry, if it could, would set more than that. But I think they are constrained yet by the breeder flock, from the primary breeders, the breeder flock, and if you’ll — I wonder how much processing capacity is out there.

Ken Goldman —JPMorgan—Analyst

Are the lenders still holding back or (multiple speakers)?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

No, no, no.

Ken Goldman —JPMorgan—Analyst

I figured that was long gone by now.

Ken Goldman —JPMorgan—Analyst

Who needs to borrow any money?

Ken Goldman —JPMorgan—Analyst

Right. Well, I don’t know how bad the balance sheets really were for some of your smaller competitors, but I assume they’re all in good shape now.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

I do too. I just don’t know how much processing capacity is out there, and there are three or four plants that are not running right now. At the max, at the peak in 2007, we were setting 220 million eggs, and there are several plants that are closed today that were part of that 220 million eggs. So I am guessing processing capacity is maybe 210 million or 212 million eggs. I am guessing; I don’t know that. I don’t know what it is.

But I just — I think there is still some constraints from the primary breeders, and I’m just telling you what my primary breeder told me. And I think 2% to 3% is the number. That doesn’t — there may be more gains in live weight from the big bird deboning people.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Ken Goldman —JPMorgan—Analyst

That’s very helpful. I’ll let it go there. Thanks, everyone.

Operator

Brett Hundley, BB&T Capital Markets.

Brett Hundley —BB&T Capital Markets—Analyst

Joe, I think you bring up an interesting point on the processing capacity side because we understand that there are eggs available on the market right now. And honestly, the cut-out has hung in there better than I would’ve expected seasonally right now, especially over the past couple of weeks. And so — I mean, it seems like there’s processing capacity there. It also seems like there is demand there to the point you just made in talking about November forwarders. Does that give you any confidence that the cutout might hang in there better than expected this year or maybe relative to last year, or just in a vacuum that the cutout might hang in there better than expected this fall even if there are more eggs available?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

I kind of think we’re going to see a normal seasonal decline. It’s not — I don’t think it’s going to fall off the table. We kind of think, you know, post-Labor Day you’re going to see a decline in boneless, but it’s not going to crash, so to speak. I do not have a projection in front of me. I tend not to spend a lot of time with those.

But I think, just like last year, when you get to November-December, you’re going to have a similar circumstance. We’re going to do our normal seasonal cutback for the holidays and two holidays in January. But, you know, a lot of it depends on what the port people do, if they’re going to expand or if they’re going to have that virus.

Brett Hundley —BB&T Capital Markets—Analyst

Okay. And then Lampkin, you might want to take this one. I just had a question on Mexico, and I don’t know that there is a great answer here. But I’m just trying to understand, you have this sugar spat between Mexico and the US that we should get something on today. And behind the scenes, you have had these kind of anti-dumping duties on US chicken kind of waiting in the wings, so to speak. You also had this WTO decision where it looks like they’re going to be rule in favor of Canada and Mexico again related to [amcol] here. What’s the potential or the worry that Mexico comes back on US chicken in any form? How do you discount that, or how do you prepare for that?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Well, you’re exactly right. All that stuff is hanging out there. And it’s like the Russian market that we lost two weeks ago. Sometimes things happen like that overnight in these export arenas. We — that dumping duty in Mexico was imposed as a long time, over a year. And it’s just never reached the level of causing any interruptions or any problems. We sell a lot so a lot of product down there. We have a lot of communications with our partners down there. And we are not — anything can happen. But we are not hearing anything that gives us cause for alarm right now, not about Mexico.

Brett Hundley —BB&T Capital Markets—Analyst

Okay. Just one other question for you, Mike. Just wanted to talk about management of the balance sheet. You guys are going to have a lot of cash next year. Even when I look at my model and I build in the potential for you guys to spend some money in North Carolina — call me crazy, but I think that might be on the radar. Even after accruing for that, you could potentially have up to $6 a share plus in cash after 2015. So can you talk about ways that you think about returning cash to shareholders or applying cash to other areas? Again, even after potentially building another plant somewhere?

Mike Cockrell —Sanderson Farms, Inc.—Treasurer and CFO

Yes, you’re right. And I think as we have talked before, when we look at a new plant, we always run a model that says what’s the best way to get our shareholders some more value. You either buy the stock back at whatever price it is, or spend that money and produce 15% to 16% more pounds for the next 50 years and leverage our margin on those pounds. Given where the stock stocks off today, but still it is a point where it just makes more sense to keep investing back in the Company.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

And yes, everybody in the world knows if we want a second plant in North Carolina and we’re working very diligently to finish our due diligence on that so we can do that, but then that’s not going to be our last plant. Maybe it means if our cash position is as you described it, maybe we have to build on it more quickly than we have in the past.

But we are certainly going to continue to grow the Company. We’ve got a 30% more capacity right now on the drawing board between Palestine and North Carolina, and then we will add to that. That’s not going to be our last growth.

Brett Hundley —BB&T Capital Markets—Analyst

Okay. I appreciate those comments. Thanks, guys.

Operator

Adam Samuelson, Goldman Sachs.

Adam Samuelson —Goldman Sachs—Analyst

A lot of ground has been covered today. But Joe, I think in the past you’ve talked about earnings next year being down. And I want to revisit that notion in light of some of the comments you’ve made on the volume growth you’re expecting in 2015, the feed cost tailwinds that you’d get if commodity prices stay near where they are today. And if you think that the Company, in light of those factors, could actually grow earnings next year despite a little bit higher chicken supply.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

You know, at the fourth quarter — it’s just hard for me to imagine — if we do what we think we’re going to do in the fourth quarter, and — I’ve just never done two in a row like that. And I don’t know — I have seen the projections, and this is unique if we get this grain, if this — and we get this tailwind from grain, and beef and pork are high, I guess you can. But in my career I’ve never had back-to-back $9.50 a share. You know what I am saying? I’ve just never been there before. And we would love to do that. And it would be good for our shareholders. And it can come in a different way, I guess, — 2005 was not quite as good as 2004, but it was a good year. But I just never have seen it. But we may have an opportunity to do it.

Adam Samuelson —Goldman Sachs—Analyst

Okay. I appreciate that color. And then just a quick follow-up. On the — and given the production shortfall that you had this quarter, drawn down inventories pretty meaningfully. Do you think that the ending inventories where they are now is going to be a new normal, or do you think you can get your inventories back to more historical levels by the end of the calendar year when you get to the seasonally slower period?

Mike Cockrell —Sanderson Farms, Inc.—Treasurer and CFO

Those inventory was down, and we did sell out of inventory during the quarter. (Multiple speakers) but that was because we invoiced — Joe just said that’s because of boats, and it’s true. We invoiced some export product right at the end of the quarter. And at the end of October, our sales guys, they try to get it sold.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

It just depends on when boats ship, though. They could ship the last week of October, it could be the first week of November. You never know when that happens.

Mike Cockrell —Sanderson Farms, Inc.—Treasurer and CFO

Just don’t know. (Multiple speakers). I appreciate that makes it difficult (multiple speakers) —

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Unidentified Audience Member

Your live inventory will be down a little bit.

Unidentified Company Representative

It will because our cost —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

You live inventory will be down because of your holiday cuts, but you don’t know about your processed inventory because you don’t know when you’re boats are sailing.

Adam Samuelson —Goldman Sachs—Analyst

Okay. That’s helpful. And then just one last follow-up for me. Other production costs ex-feed, ex-incentive comp, which obviously is a big number in the COGS build-up. But it’s up a little bit year on year. How should we be thinking about that in 2015, given the start of the Palestine?

Mike Cockrell —Sanderson Farms, Inc.—Treasurer and CFO

It’s going to go up a penny. If you look back at the last plant we built, our non-cost — our non-feed cost of goods sold went up a little over one penny until we got that plant running full, and I suspect we will have the same impact next year.

Adam Samuelson —Goldman Sachs—Analyst

And it can actually go down in 2016 once Palestine is up and running? (multiple speakers) North Carolina?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

I was just about to say if there’s not another plant coming on.

Adam Samuelson —Goldman Sachs—Analyst

Okay, perfect. That’s very helpful. Thanks very much, guys.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Thank you.

Operator

Akshay Jagdale, KeyBanc Capital Markets.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Unidentified Participant

This is actually Looby on for Akshay. I was just curious to get your thoughts on demand as we look towards 2015. So obviously demand is really — has really been really strong this year and even last year. I’m just wondering if you have any reason to believe that demand might weaken somewhat in 2015, or just how sustainable you think these sort of strong levels of demand are.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

It kind of depends on the supply and price of pork, to me. If — I think the demand is going to be there. I hope it improves at food service. We’ve gotten tremendous prices the last two years out of boneless breasts and chicken tenders, frankly. And we don’t really compete with pork at food service. And we got good prices this year without any features. Last year, if you recall, it was features in food service — mainly quick serve. So I feel pretty good about the demand side of it. We think retail will continue to be good, and what we really want is people start going out to eat a little more. If the economy will improve another notch and labor participation rates improve and wages improve, which we hope that to start inching up a little bit, food service demand should improve a little bit. So I am optimistic about demand.

Akshay Jagdale —KeyBanc Capital Markets—Analyst

Thank you. Mike, I think you mentioned that for 2015 you are thinking of a pounds-processed number somewhere in the region of about 3.4 billion. Can you comment on how much of that is sort of incremental from the new plant in Palestine? And also if you could update us maybe on your thoughts about the additional plant in North Carolina that you guys have mentioned in the past. If those plants have changed at all or maybe potential timing or something like that. Thanks.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

To answer your first question, as I said, 3.357 billion pounds in fiscal 2015, 134 million of those pounds would come from Palestine. We are not modeling any pounds in Q1 even though you’ll start the plant. It won’t be anything material. And then in Q2, 23 million pounds out of that plant. In Q3, 39 million — or excuse me, 38 million pounds. And then 72 million pounds in the fourth quarter. So you kind of see how that ramps up for 133 million, 134 million pounds for the year.

To break that out by quarter, in Q1, 742 million; in Q2, 829 million; Q3, 882 million; and then in the fourth quarter of fiscal 2015, we are modeling 904 million. That could change. We will do this every quarter between now and then. A lot happens — weather, as we saw this quarter. So, as Joe would say, that’s not worth the paper it’s written on, but that’s what we got right now.

And then as far as the next plant in North Carolina, we hadn’t said anything about a timetable for that yet. We’re still doing our due diligence, and we have some more work to do there. But after we finish our due diligence, our Board will consider it.

Akshay Jagdale —KeyBanc Capital Markets—Analyst

Okay. That was very helpful. Thank you very much.

Operator

Andrew O’Conor, Bank of Montreal.

Andrew O’Conor —Bank of Montreal—Analyst

Joe, for the project to date in Palestine, Texas, is the construction cost above or below plan? And how do you guys see total costs shaping up through project completion? Thanks.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

It’s right on the money. We have a contract that says what it is going to cost, and it doesn’t vary from that contract.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Andrew O’Conor —Bank of Montreal—Analyst

Okay. And then can you remind me what economic return do you expect on the new facility? In terms of payback of initial capital expenditure spend or internal rate of return or some other metric, that would be helpful. Thanks.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

It ought to be north of 11% return on invested capital. That’s a big bird deboning facility, and it ought to be better than 11%.

Andrew O’Conor —Bank of Montreal—Analyst

All right, guys. Good luck. Thank you.

Operator

Ken Zaslow, Bank of Montreal.

Ken Zaslow —Bank of Montreal—Analyst

So just a couple of questions, a couple of clean-up questions. You threw around a lot of numbers. I just want to make sure what is the actual production expected for the fourth quarter?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

For Sanderson? For us? Our pound?

Ken Zaslow —Bank of Montreal—Analyst

Yes, for you guys.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

In the fourth quarter of fiscal 2014, we expect to process 806 million pounds.

Ken Zaslow —Bank of Montreal—Analyst

Is that still about 30 million pounds less than you expected last quarter?

Mike Cockrell —Sanderson Farms, Inc.—Treasurer and CFO

That’s correct. During all this, we have run fewer head than we originally projected, and our weights are off. As Joe said in his prepared remarks, we are now this week — this week, we are running back full in terms of head, but our live weights are still not up to target. But they should be by October.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

If it cools off, we were 100 degrees this weekend in Texas and Mississippi.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Ken Zaslow —Bank of Montreal—Analyst

Okay. I just wanted to make sure I — okay. The same question I had is how do you guys get bonuses from Agri Stats if you guys were so shortfall on your production side? I would’ve thought that would’ve had an impact on your ability to actually get bonuses.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

We get bonuses two ways. Earnings-per-share is one; and Agri Stats — we get bonus if we rank in the top 10% of chickens processed, margin per head, top 20% or top 30% of margin per head. First six months of the year, we were in the top 10% of chickens processed. When we start accruing, we drop down to probably the top 20%. We don’t know what we did in July; we haven’t gotten those results yet.

Andrew O’Conor —Bank of Montreal—Analyst

But is it possible you might fall out of that (multiple speakers)?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

We could. But our margin per head doesn’t count to pounds.

Andrew O’Conor —Bank of Montreal—Analyst

Oh, I see. All right. I would’ve thought — okay, I thought it would’ve had a more direct impact. And then —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Earnings per share does count to pounds. Margin per head doesn’t (multiple speakers) —

Andrew O’Conor —Bank of Montreal—Analyst

We are well over that. I don’t think the earnings per share is going to be an issue.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

That’s correct.

Andrew O’Conor —Bank of Montreal—Analyst

Let’s call a spade a spade, right, that’s not going to be an issue.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

That’s correct. But that does count pounds.

Andrew O’Conor —Bank of Montreal—Analyst

Right, fair enough, fair enough. How much — if we were to take out the increase in production, how much would be the year over year on a like-for-like basis?

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Mike Cockrell —Sanderson Farms, Inc.—Treasurer and CFO

Hold on just a second; I’ve got that number for you. If you neutralize the volume compared to 2014, it’s $189 million.

Ken Zaslow —Bank of Montreal—Analyst

Okay. So —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

We would save $189 million based on yesterday’s close. That’s $0.038 a pound.

Ken Zaslow —Bank of Montreal—Analyst

Right. So in order for you to break even, obviously you would have to have $0.038 less pricing on that whole bird the whole year. And — (multiple speakers) I guess I’m trying to go back — I forgot to ask the question, but year-over-year, it seems like year-over-year basis your margin structure should be relatively neutral to maybe slightly down, and then on top of that you’ll have a new production facility which should add EPS growth. So —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

It won’t add the first year. They will be making a mess up there for the first year.

Ken Zaslow —Bank of Montreal—Analyst

That’s fair enough, okay.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

I wish they would be neutral the first year, but they will be running a $0.35 plant cost up there for — it be the first six months. They don’t have any volume going through it. Remember, they will be running the full depreciation the first day they process the chicken.

Ken Zaslow —Bank of Montreal—Analyst

Okay. Fair enough, that’s actually very helpful. And when you say production would be up 2% to 3% for next year that’s your best guess? Could you talk about the skew between the first half and the second half? Would you expect 1% in the first half and then 6% in the back — or I guess it would be 5% in the back half. Is that the way you think about it? So by the time you’re exiting in 2015, you would kind of be at a 5% production level, or is that too high?

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

I don’t think 5%. I don’t think 5%. No, I don’t.

Ken Zaslow —Bank of Montreal—Analyst

Okay. You don’t think you would be even running that high.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

No. If you would add 5% to the 206 million eggs we are doing right now, that would be 216 million eggs at minimum. 217 million eggs. And I don’t believe that’s — I don’t think that’s in the cards.

Mike Cockrell —Sanderson Farms, Inc.—Treasurer and CFO

I don’t either. And Ken, if you go back and look at egg sets in January, February, March, and April of last year, they were 199, 200, 200, 199, 199, 201, 202. So the industry today has the capacity to set 206 to 205, and they set everything they can. 206 versus 200, you’re already 3% above a year ago, even to start the year. So you don’t need 5% to 6% in the second half to get to that number Joe said he thinks we’re going to see. And I agree with Joe. I don’t think you’re going to see 5% in the back half. 5% on top of 206, which is what we have seen here in the back half, that’s 216. And I don’t think you’ll get there.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

What we have last November and December?

Mike Cockrell —Sanderson Farms, Inc.—Treasurer and CFO

Last November — 200. 202.

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

We saw 202 million last November, and that took boneless breast down to $1.33, so you’re going to get 206 this November and December. And I am saying that it’s gone.

Ken Zaslow —Bank of Montreal—Analyst

So let me ask a different question. What situation would you guys actually end up losing money in 2016, or — if you can’t increase production more than 4% or 5% —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

I don’t think we’re going to lose money.

Ken Zaslow —Bank of Montreal—Analyst

Because I’ve asked you the question, like is there anything different about this cycle than other cycles, and you said pretty much no. I was like —

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

I think people are just constrained a little bit. I don’t think they can blow the roof off the building right now.

Ken Zaslow —Bank of Montreal—Analyst

But every cycle ends with a loss. (Multiple speakers).

Joe Sanderson —Sanderson Farms, Inc.—CEO and Chairman

Eventually, yes. Eventually —

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Ken Zaslow - Bank of Montreal - Analyst

Yes.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I can’t say yet. But we are getting cover from beef and pork right now. And I know pork has crashed the last two weeks, but I don’t think that’s going to last either.

Ken Zaslow - Bank of Montreal - Analyst

Okay. (inaudible) I just think that, again, it seems like the production cycle — you can’t increase production, you have lower corn prices and you have high cost —

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I agree (multiple speakers) I agree with that 100%. I don’t — with that.

Ken Zaslow - Bank of Montreal - Analyst

Perfect. Thank you very much.

Operator

Jeremy Scott, CLSA.

Jeremy Scott - CLSA Americas, LLC - Analyst

Just on – I think most of the questions have been already asked. But on the marketing spend, I noticed a big uptick in the quarter. Should we view this as revving up over the long-term campaign similar to what you did when you had the good margin streak in 2004, 2006? I think at the time you did about 1% of sales over the course of those three years. So if you could help us with a run rate spend from marketing in 2015.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Well, yes. We will probably do a budget, and we will amortize over the year instead of like we are doing it right here. We decided to do this – when did we make the decision to do (multiple speakers) was it July 4 was our —

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

We ran in Christmas.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

And then we decided to do a July 4. And we got a good response to our Christmas commercial, and so we decided to go back. And we are going to continue our marketing, but we will do it differently. We will budget for the year, and we will amortize it on a monthly basis. So it won’t hit up big numbers in the quarter. That’s the way we used to do it, and that’s the way we will start doing it, and it will be evenly spread out over the year.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Jeremy Scott - CLSA Americas, LLC - Analyst

Okay. But in terms of the magnitude, do you expect it to be somewhere near where 2004, 2006 where it was 1% of sales, or is it (multiple speakers) high?

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

I hadn’t thought about the sales. No, it won’t be 1%. What is 1% of sales? $30 million? No, it won’t be that high. Half of that.

Jeremy Scott - CLSA Americas, LLC - Analyst

Half of that, okay. And I don’t know if you have a read on what you might expect for startup and training expense for the new plant. I’m just trying to get a read on what the baseline SG&A number is next year before ESOP bonus and consideration.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

It will just be in the first quarter, and then it all goes to plant.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes. After the training expenses — the start-up expense will go away. The start-up expense you see in the Q, $3.5 million for the first nine months, we got another $5 million to spend before the plant begins operations in January, and then all that will go back to cost of goods sold. So you can take that out of your model for next year until and if we announced a new plan, and then you will have obviously startup expenses in connection with that. But there’s nothing announced there, so you could take that out. And then we, of course, talked about how we do bonus and ESOP. During the first two quarters, nothing. But if we are very profitable, then you will start considering that in the third and fourth quarter of 2015 if you are modeling that far out.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Your bonus and ESOP is going to be based off —

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Higher numbers.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

A higher number based on 20% on average equity.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Your bonus targets will be much higher for fiscal 2015. (Multiple speakers). Training expenses are going to continue, Jeremy. Keep modeling what we are doing there because —

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

We always have 125 trainees in the Company.

Unidentified Company Representative

I don’t know when that next plant in North Carolina is going to open, but we are going to have a next plant. So we’re going to keep training for that.

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AUGUST 26, 2014 / 03:00PM GMT, SAFM - Q3 2014 Sanderson Farms Inc Earnings Call

Jeremy Scott - CLSA Americas, LLC - Analyst

Got it. Thank you.

Operator

As I do not see that there is anyone else waiting to ask a question, I would like to turn the call back over to Mr. Sanderson for closing comments. Please go ahead, sir.

Joe Sanderson - Sanderson Farms, Inc. - CEO and Chairman

Good. We look forward to seeing everyone in New Orleans in October and look forward to reporting our year-end results in December. Thank you.

Operator

This does conclude today’s conference. We thank you for your participation.

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